EXHIBIT 99.1

Shareholder Letter

September 11, 2014

To Our Shareholders and Friends,

As we shared with you several months ago, the first half of 2014 was a period of significant progress for the Company as we completed the merger with CytoCore and successfully integrated the two businesses. Today we are operating as one Company with clear objectives - grow the MEDITE business, guide the development of CytoCore’s technology in the form of marketable products and generate synergies between both of these complimentary product lines to increase our position in the market. As a single entity we have already achieved some early successes which has resulted in significant revenue growth and increased profitability in the first six months of 2014. In addition, we reduced our cost basis and raised $1.8 million to strengthen our financial position. We are well on our way of becoming a rapidly growing and disruptive force in the multi-billion dollar global anatomic pathology and cytology systems marketplace for cancer detection.

For the first six months of 2014 we reported record revenue of $5.9 million, a 32% increase compared to the 2013 first half revenue of $4.5 million. The strong growth was driven by newly launched cytology products and the new distribution contracts which allow us to substantially increase our presence in the market. We also delivered an operating profit that rose to $490,000 compared with the first half 2013 operating profit of $120,000. With a solid first half of the year behind us, we are well positioned for accelerated growth in the second half. Historically, the second half has outperformed the first half and based on several recent developments, we expect our core business to demonstrate steady progress strengthening our outlook for the remainder of the year.

These recent developments include:

•	We received the first registration confirmation of Chinese FDA for our Microtome models M530 and A550. Our Chinese Joint Venture partner, UNIC, is working on the registration for the remaining products and is placing additional orders for equipment purchases. China has a shortage of pathologists and cytologists and our systems are well suited to meet the country’s expanding needs – 500 new labs annually – so this represents a significant growth opportunity for the Company.
•	We were recently awarded a Premier group purchasing agreement as vendor for the next three years. This gives us access to the nation’s largest healthcare alliance serving over 2,500 hospitals and 80,000-plus other healthcare sites representing more than $43 billion in annual purchasing power.
•	We established an R&D facility in Poland to complement our German manufacturing facility. We plan to employ mechanical, electronic and software engineers and the first major objective is to finish the breast cancer risk evaluation device. MEDITE is also building up this facility as a distribution centre for the lucrative Polish market, which has a population exceeding 50 million.
•	We executed another non-exclusive distribution contract for the North American market with a large and well established multi-billion USD distribution company for health care products. The contract includes our anatomic pathology equipment and consumable line.

Also, the greater awareness of the MEDITE name – which has now risen to number three in brand recognition in the fast growing China market - as well our products is driving increased market interest. At two recent industry events, the Histology Convention in Austin, TX and the European Congress of Pathology held in London, we drew larger crowds at our booths compared to previous years reflecting stronger demand for our products and new revenue opportunities for our Company.

In summary, we have generated strong financial results and are excited about the second half given the market’s positive acceptance of our new products.

Thank you for your continued support!

Respectfully,

/s/Michaela Ott	/s/Robert McCullough	/s/Michael Ott
Chief Executive Officer	Chief Financial Officer	President and Chief Operating Officer

This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding future operating performance, events, trends and plans. All statements other than statements of historical fact contained herein, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues and costs, and plans and objectives of management for future operations, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof or any variation thereon or similar terminology or expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause our actual results to differ from our expectations, include but are not limited to, MEDITE’s ability following the acquisition to maintain and grow its revenues, our ability to integrate MEDITE’s operations with our historic operations, the effect that the acquisition will have on MEDITE’s existing customers and employees, our ability to protect our intellectual property rights, as well as those risk factors that apply to our operations as disclosed in Item 1A of CytoCore’s Annual Report on Form 10-K for the year ended December 31, 2013, Form 10-Q filed on August 19, 2014 and other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on our forward-looking statements, as they speak only as of the date made. Such statements are not guarantees of future performance or events and we undertake no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances occurring after the date hereof.